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             [LETTERHEAD OF CRAVATH, SWAINE & MOORE APPEARS HERE]

                                                                  March 11, 1998

                       Crown Castle International Corp.
                       --------------------------------
                    10 5/8% Senior Discount Notes Due 2007
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                                Exchange Offer
                                --------------

Ladies and Gentlemen:

          We have acted as counsel for Crown Castle International Corp., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission of a registration statement on Form S-4 under the Securities Act of 1933 (the "Registration Statement"), relating to the proposed issuance, in exchange for up to $251,000,000 aggregate principal amount at maturity of the Company's 10 5/8% Senior Discount Notes due 2007 (the "Old Notes"), of a like principal amount at maturity of the Company's 10 5/8% Senior Discount Notes due 2007 (the "New Notes" and, together with the Old Notes, the "Notes"). The New Notes are to be issued pursuant to the indenture dated as of November 25, 1997 (the "Indenture"), among the Company and the United States Trust Company of New York, as Trustee. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Registration Statement.

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Indenture; (b) the Registration Rights Agreement dated November 25, 1997 among the Company, Lehman Brothers Inc. and Credit Suisse First Boston Corporation (the "Registration Rights Agreement"); and (c) and the form of New Notes filed as an exhibit to the Registration Statement.

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           In rendering the opinions contained herein, we have assumed (a) that each of such parties has the legal power to act in the respective capacity or capacities in which it is to act thereunder, (b) the authenticity of all the documents submitted to us as originals, (c) the conformity to the original documents of all documents submitted to us as copies and (d) the genuineness of all signatures on all documents submitted to us.

           Based upon the foregoing, we are of the opinion that:

           1. With respect to the Indenture, assuming the Indenture has been duly authorized, executed and delivered by the Company and the Trustee and has been duly qualified under the Trust Indenture Act of 1939, the Indenture constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding at law or in equity.

           2. With respect to the New Notes issued under the Indenture, when the New Notes have been duly authorized, executed and authenticated in accordance with the provisions of the Indenture, duly issued and delivered in exchange for the Old Notes pursuant to the Registration Rights Agreement, and assuming the New Notes are in the form filed as an exhibit to the Registration Statement, the New Notes will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding at law or in equity).

           3. The discussion set forth under the heading "Certain United States Federal Income Tax Considerations" in the Prospectus accurately describes the material United States Federal income tax consequences of the ownership and disposition of the Notes, and (insofar as it purports to do so) accurately represents our opinion.


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           We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.

           We are aware that we are referred to under the heading "Legal Matters" in the Registration Statement, and we hereby consent to (i) the use of our name in the Registration Statement and (ii) the filing of this opinion as an exhibit to the Registration Statement.


                                           Very truly yours,


                                           /s/ Cravath, Swaine & Moore




Crown Castle International Corp.
     510 Bering Drive, Suite 500
          Houston, TX  77057